Exhibit 99.1
Kaman Corporation
Bloomfield, CT
(860) 243-7100

KAMAN ANNOUNCES CHANGE IN PENSION ACCOUNTING

BLOOMFIELD, Connecticut (February 13, 2012) - Kaman Corporation (NYSE: KAMN) today announced that it is changing its policy for recognizing pension expense.

Previously, for its non-contributory qualified defined benefit pension plan (“Qualified Pension Plan”), the Company used a market-related value of plan assets reflecting changes in the fair value of plan assets amortized over a four-year period. Under the new accounting method, the market-related value of plan assets reflects the actual change in the fair value of the plan assets for the year. While the historical policy of recognizing pension expense is acceptable, the Company believes that the new policy is preferable as it eliminates the delay in recognition of the change in fair value of plan assets for the calculation of the market-related value of plan assets.

“The new method, adopted in the fourth quarter of 2011, will provide greater transparency to the Company's underlying operating results,” commented William Denninger, Senior Vice President and CFO. “This change will have no impact on the Company's cash flow or pension benefits for employees and retirees.”

The change in accounting has been applied retrospectively to prior periods. The new accounting policy has reduced net income previously reported for 2010 by approximately $2.7 million (or $0.11 per diluted share) and reported net income in 2009 by approximately $7.7 million (or $0.30 per diluted share). The impact on the three quarters already reported in 2011 has been an increase to net income of $1.8 million (or $0.07 per diluted share). The table below illustrates the quarterly effect on previously reported earnings per share for 2010 and 2011.

	2010					2011
	Q1	Q2	Q3	Q4	Full Yr.	Q1	Q2	Q3
Diluted EPS Impact
Diluted EPS - Previously Reported	0.07	0.23	0.61	0.56	1.47	0.52	0.50	0.47
Pension Change Adjustment	(0.03)	(0.02)	(0.03)	(0.03)	(0.11)	0.02	0.03	0.02
Diluted EPS - Revised	0.04	0.21	0.58	0.53	1.36	0.54	0.53	0.49

As a result of this accounting change full year 2011 pension expense is now expected to be $3.9 million lower, on a pre-tax basis, than previous expectations. This will result in an anticipated increase to full year 2011 net earnings of $2.4 million (or $0.09 per diluted share).

The change in accounting will be applied retrospectively to the consolidated financial statements. The impact of all adjustments made to the consolidated financial statements will be summarized in the Notes to Consolidated Financial Statements in the Company's annual report on Form 10-K expected to be filed on February 27, 2012.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

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Contact: Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com